Exhibit 10.1

AIRCRAFT TIME SHARING AGREEMENT

THIS AIRCRAFT TIME SHARING AGREEMENT (the “Agreement’) is made and entered into effective November 7, 2012, by and between Visa Inc., a Delaware corporation (the “Company”), and Charles W. Scharf (the “Executive”).

RECITALS

WHEREAS, Company owns and/or operates the aircraft (individually and/or collectively, as the case may be, the “Aircraft”) listed on Schedule A hereto for business use by employees and non-employee directors of the Company; and

WHEREAS, Company has agreed to make the Aircraft, with flight crew, available to Executive for personal travel on a non-exclusive time sharing basis in accordance with Section 91.501(c)(1) of the Federal Aviation Regulations (“FAR”); and

WHEREAS, Executive agrees to reimburse Company for the personal use of the Aircraft as permitted under the FAR and pursuant to the terms of this Agreement, which sets forth the understanding of the parties;

NOW, THEREFORE, in consideration of the foregoing and the provisions of this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until terminated by either party on written notice to the other party, such termination to become effective ten (10) days from the date of the notice; provided, however, that this Agreement may be terminated by Company on such shorter notice as may be required for Company to comply with applicable law, regulations, the requirements of any financial institution with a security or other interest in the Aircraft, insurance requirements, or in the event the insurance required hereunder is not in full force and effect. This Agreement also shall terminate automatically on the date Executive ceases to serve as Company’s Chief Executive Officer. Notwithstanding the foregoing, any provisions directly or indirectly related to Executive’s payment obligations for flights completed prior to the date of termination and the limitation of liability provisions in Section 11 shall survive the termination of this Agreement.

2. Provision of Aircraft and Crew. Subject to Aircraft availability and Section 4 of this Agreement, Company agrees to provide to Executive the Aircraft and flight crew on a time sharing basis, as defined in Sections 91.501(c)(1) and 91.501(d) of the FAR. Company shall provide, at its sole expense, qualified flight crew for all flight operations under this Agreement. If Company becomes the owner and/or operator of any aircraft not listed on Schedule A hereto, Schedule A shall be modified to include such aircraft as an Aircraft covered by this Agreement, and thereafter this Agreement shall remain in full force and effect with respect to such Aircraft and each of the other Aircraft identified thereon, if any. If Company is no longer the owner and/or operator of any of the Aircraft, Schedule A shall be deemed amended to delete any reference to such Aircraft and this Agreement shall be terminated as to such Aircraft but shall remain in full force and effect with respect to each of the other Aircraft identified thereon, if any. No such termination shall affect any of the rights and obligations of the parties accrued or incurred prior to such termination.

3. Expenses.

(a) Reimbursement. For each flight conducted under this Agreement (including return and deadhead flights, as described in Section 6(c)), Executive shall pay Company an amount (as determined by Company in its sole discretion) equal to the lesser of (i) the amount that would, absent reimbursement, be reportable with respect to Executive in the Summary Compensation Table of Company’s Proxy Statement (as determined by Company in its sole and absolute discretion in accordance with Item 402 of Regulation S-K (17 CFR 229.402), including any amendments or successor rules thereto) (the “SEC Cost”), or (ii) the expenses of operating such flight that may be charged pursuant to FAR Section 91.501(d) as in effect from time to time (the “FAR Expenses”). Under no circumstances shall Executive pay Company more than the maximum amount of expense reimbursement allowed under FAR Section 91.501(d) for any flight.

(b) SEC Cost. For purposes of this Agreement, the SEC Cost shall include, but not be limited to, the following variable operating costs: aircraft fuel and oil, hourly engine program charges, communication, catering, allowance for maintenance and maintenance programs, contract pilots and cabin coordinators, flight crew expenses, flight crew meals, aircraft expenses, cleaning, landing and ground services, navigation, landing fees, parking charges and flight costs associated with repositioning the Aircraft in connection with deadhead flights (as described in Section 6(c) of this Agreement).

(c) FAR Expenses. As of the date of this Agreement, FAR Expenses are limited to the following costs:

i.	Fuel, oil, lubricants, and other additives;

ii.	Travel expenses of the crew, including food, lodging, and ground transportation;

iii.	Hangar and tie-down costs away from the Aircraft’s base of operation;

iv.	Insurance obtained for the specific flight as per Section 9(b);

v.	Landing fees, airport taxes, and similar assessments;

vi.	Customs, foreign permit, and similar fees directly related to the flight;

vii.	In-flight food and beverages;

viii.	Executive ground transportation;

ix.	Flight planning and weather contract services; and

x.	An additional charge equal to one hundred percent (100%) of the expenses listed in subsection (i) above.

4. Annual Cap. Company’s obligation to provide Executive the Aircraft and flight crew for personal use in any fiscal year shall cease at such time as the total cost of Executive’s personal travel (which includes both personal travel by Executive and his guests) equals $500,000, as determined by Company using the lesser of (i) the SEC Cost and (ii) the FAR Expenses.

5. Invoicing and Payment. All payments to be made to Company by Executive hereunder shall be paid in the manner set forth in this Section. Company will pay, or cause to be paid, the expenses related to the operation of the Aircraft hereunder in the ordinary course. Company shall provide or cause to be provided to Executive a monthly invoice, within fifteen (15) days after the end of each month, that shows the personal use of the Aircraft by Executive pursuant to this Agreement during that month and provides a complete accounting detailing all amounts that are payable by Executive pursuant to Section 3 for that month (plus applicable domestic or international air transportation excise taxes, and any other fees, taxes or charges assessed on Executive by and remitted to a government agency or airport authority). Executive shall pay all amounts due under the invoice not later than fifteen (15) days after receipt thereof. In the event Company has not received all supplier invoices for reimbursable charges relating to personal use of the Aircraft prior to the date of the invoice, Company shall issue supplemental invoices for such charges to Executive, and Executive shall pay each supplemental invoice within fifteen (15) days after receipt thereof.

6. Scheduling Flights.

(a) Flight Requests. Executive shall provide Company with flight requests for Executive’s personal travel to be undertaken pursuant to this Agreement and proposed flight schedules as far in advance of Executive’s desired departure date as possible. Flight requests shall be made by Executive in a form that is acceptable to Company. Company shall have sole and exclusive authority over the scheduling of the Aircraft. Company shall not be liable to Executive or any other person for loss, injury, or damage occasioned by the delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason. In addition to requested schedules and departure times, Executive shall provide at least the following information for each proposed flight reasonably in advance of the desired departure time as reasonably required by Company or its flight crew:

i.	Departure point;

ii.	Destination;

iii.	Date and time of flight;

iv.	Number and identity of anticipated passengers;

v.	Nature and extent of luggage and/or cargo expected to be carried;

vi.	Date and time of return flight, if any; and

vii.	Any other information concerning the proposed flight that may be pertinent to or required by Company, its flight crew, or governmental entities.

(b) Approval of Flight Requests. Subject to Aircraft and crew availability, Company shall use its good faith efforts, consistent with its approved policies, to accommodate Executive’s needs and avoid conflicts in scheduling. Although every good faith effort shall be made to avoid its occurrence, any flights scheduled under this Agreement are subject to cancellation by either party without incurring liability to the other party. In the event of a cancellation, the canceling party shall provide the maximum notice reasonably practicable.

(c) Repositioning of Aircraft. In the absence of another flight scheduled on the Aircraft by Executive or another scheduled business trip, the Aircraft may remain at the destination until its next required use. In the event the Aircraft must be repositioned, this Agreement shall be implemented such that all costs of deadhead flights (up to the amount described in Section 3) shall be borne by Executive if such flights are attributable to the personal use of the Aircraft and would be reportable in the Summary Compensation Table for Executive absent reimbursement.

7. Flight Operations.

(a) Operational Control and Authority. Company shall be responsible for the physical and technical operation of the Aircraft and the safe performance of all flights under this Agreement, and shall retain full authority and control, including exclusive operational control and exclusive possession, command and control of the Aircraft for all flights under this Agreement.

(b) Flight Crew. Company shall furnish at its expense a fully qualified flight crew with appropriate credentials to conduct each flight undertaken under this Agreement and included on the insurance policies that Company is required to maintain hereunder. In accordance with applicable FAR, the qualified flight crew provided by Company will exercise all required and/or appropriate duties and responsibilities in regard to the safety of each flight conducted hereunder.

(c) Authority of Pilot-in-Command. The pilot-in-command shall have absolute discretion in all matters concerning the preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight shall be undertaken, the route to be flown, the place where landings shall be made, and all other matters relating to operation of the Aircraft. Executive specifically agrees that the flight crew shall have final and complete authority to delay or cancel any flight for any reason or condition that in the sole judgment of the pilot-in-command could compromise the safety of the flight, and to take any other action that in the sole judgment of the pilot-in-command is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability to Executive or any other person for loss, injury, damage or delay. Company’s operation of the Aircraft hereunder shall be strictly within the guidelines and policies established by Company and FAR Part 91.

8. Aircraft Maintenance. Company shall, at its own expense, cause the Aircraft to be inspected, maintained, serviced, repaired, overhauled, and tested in accordance with FAR Part 91 so that the Aircraft will remain in good operating condition and in a condition consistent with its airworthiness certification and shall take such requirements into account in scheduling the

Aircraft hereunder, including but not limited compliance with applicable airworthiness directives and service bulletins. Performance of maintenance, preventive maintenance or inspection shall not be delayed or postponed for the purpose of scheduling the Aircraft unless such maintenance or inspection can safely be conducted at a later time in compliance with applicable laws, regulations and requirements, and such delay or postponement is consistent with the sound discretion of the pilot-in-command. In the event that any non-standard maintenance is required during the term and will interfere with Executive’s requested or scheduled flights, Company, or Company’s pilot-in-command, shall notify Executive of the maintenance required, the effect on the ability to comply with Executive’s requested or scheduled flights and the manner in which the parties will proceed with the performance of such maintenance and conduct of such flight(s). In no event shall Company be liable to Executive or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft under this Agreement, whether or not maintenance-related.

9. Insurance.

(a) Aviation Liability and Hull Insurance Policy. Company, at its expense, will maintain or cause to be maintained in full force and effect throughout the Term of this Agreement an aviation liability and hull insurance policy including: aviation liability insurance against bodily injury and property damage claims arising out of the use of the Aircraft in an amount not less than $250 Million for each occurrence; and breach of warranty and hull insurance for the Aircraft in amounts determined by Company at its sole discretion. The aviation liability coverage shall include Executive as an insured, and include a severability of interest provision providing that the insurance shall apply separately to each insured against whom a claim is made, except as respects the limits of liability. The aviation liability and hull insurance coverage shall include provisions whereby the insurer(s) waive all rights of subrogation they may have or acquire against Executive and shall permit the use of the Aircraft by Company for compensation or hire as provided in Section 91.501 of the FAR.

(b) Additional Insurance. Company shall use reasonable commercial efforts to provide such additional insurance for specific flights under this Agreement as Executive may reasonably request. Executive acknowledges that any trips scheduled to areas not currently covered by existing policies may require Company to purchase additional insurance to comply with applicable regulations, and Company shall be required to maintain or cause to be maintained such additional insurance. The cost of all flight-specific insurance shall be borne by Executive as provided in Section 3 above.

10. Use of Aircraft. Executive represents and warrants that:

(a) Executive will use the Aircraft under this Agreement for and only for his own account, including the carriage of his guests, and will not use the Aircraft for the purpose of providing transportation of executives or cargo for compensation or hire or for common carriage;

(b) Executive will not permit any lien, security interest or other charge or encumbrance to attach against the Aircraft as a result of his actions or inactions, and shall not attempt to convey, mortgage, assign, lease or in any way alienate the Aircraft or Company’s rights hereunder or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and

(c) During the Term of this Agreement, Executive will abide by and conform to all such laws, governmental and airport orders, rules, and regulations as shall from time to time be in effect relating in any way to the operation or use of the Aircraft by a lessee under a time sharing arrangement and all applicable policies of Company.

11. Limitation of Liability. NEITHER COMPANY (NOR ITS AFFILIATES) MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO ANY AIRCRAFT TO BE USED HEREUNDER OR ANY ENGINE OR COMPONENT THEREOF INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, AIRWORTHINESS, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT OR TITLE. IN NO EVENT SHALL COMPANY OR ANY OF ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO EXECUTIVE OR EXECUTIVE’S GUESTS FOR ANY CLAIMED LIABILITIES, LOSSES, OR INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES RESULTING FROM OR ARISING OUT OF THE USE OR OPERATION OF THE AIRCRAFT PURSUANT TO THIS AGREEMENT (ALTOGETHER, THE “LOSSES”), REGARDLESS OF WHETHER SUCH LOSSES ARISE OUT OF OR ARE CAUSED BY, IN WHOLE OR IN PART, THE COMPANY’S NEGLIGENCE, GROSS NEGLIGENCE, OR STRICT LIABILITY OR WHETHER THE COMPANY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH LOSSES.

The provisions of this Section 11 shall survive the termination or expiration of this Agreement.

12. Risk of Loss. Company assumes and shall bear the entire risk of loss, theft, confiscation, damage to, or destruction of the Aircraft from any cause whatsoever.

13. Base of Operations. For purposes of this Agreement, the base of operations of the Aircraft is Oakland, California, provided that such base may be changed at Company’s sole discretion upon notice from Company to Executive.

14. Copy of Agreement in Aircraft. A copy of this Agreement shall be carried in the Aircraft and available for review at the request of the Federal Aviation Administration on all flights conducted pursuant to this Agreement.

15. Notices and Communications. All notices and other communications under this Agreement shall be in writing (except as permitted in Section 6) and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by personal delivery, by facsimile or electronic mail (with a simultaneous confirmation copy sent by first class mail properly addressed and postage prepaid), or by a reputable overnight courier service, addressed as follows:

If to Company:	Visa Inc.
c/o General Counsel
900 Metro Center Blvd.
Foster City, California 94404

If to Executive:	Charles W. Scharf
c/o Vedder Price P.C.
222 North LaSalle Street, Suite 2600
Chicago, Illinois 60601
Attention: Robert J. Stucker, Esq.

The address of a party may be changed from time to time by such party by written notice to the other party.

16. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to its subject matter, and there are no representations, warranties, rights, obligations, liabilities, conditions, covenants, or agreements relating to such subject matter that are not expressly set forth herein.

17. Further Acts. Company and Executive shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be reasonably necessary (i) to carry out the intent and purpose of this Agreement, and (ii) to establish, maintain and protect the respective rights and remedies of the other party.

18. Non-Assignment. Neither this Agreement nor any party’s interest hereunder shall be assignable to any person whatsoever. This Agreement shall inure to the benefit of, and be binding on the parties hereto and their respective heirs, executors, administrators, successors and assigns.

19. Taxes. Executive shall be responsible for paying, and Company shall be responsible for collecting from Executive and paying over to the appropriate authorities, all applicable Federal excise taxes imposed under Section 4261 of the Internal Revenue Code of 1986, as amended, and all sales, use and other excise taxes imposed by any authority in connection with the use of the Aircraft by Executive hereunder.

20. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of laws.

21. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.

22. Amendment or Modification. This Agreement may be amended, modified or terminated only in writing duly executed by the parties hereto.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

24. Truth-in-Leasing Compliance. Company, on behalf of Executive, shall (i) deliver a copy of this Agreement to the Federal Aviation Administration, Aircraft Registration Branch, Attn: Technical Section, P.O. Box 25724, Oklahoma City, Oklahoma 73125 within 24 hours of its execution, (ii) notify the appropriate Flight Standards District Office at least 48 hours prior to the first flight under this Agreement of the registration number of the Aircraft, and the location of the airport of departure and departure time for such flight, and (iii) carry a copy of this Agreement onboard the Aircraft at all times when the Aircraft is being operated under this Agreement.

25. TRUTH-IN-LEASING STATEMENT PURSUANT TO SECTION 91.23 OF THE FAR.

COMPANY CERTIFIES THAT EACH OF THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED DURING THE 12-MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT (OR SUCH SHORTER PERIOD AS OPERATOR SHALL HAVE POSSESSED THE AIRCRAFT) IN ACCORDANCE WITH THE PROVISIONS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS. EACH OF THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN COMPLIANCE WITH THE MAINTENANCE AND INSPECTION REQUIREMENTS FOR ALL OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

COMPANY AGREES, CERTIFIES AND ACKNOWLEDGES, AS EVIDENCED BY ITS SIGNATURE BELOW, THAT WHENEVER ANY OF THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, COMPANY SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT, AND THAT COMPANY UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

Visa Inc.		Charles W. Scharf

By:	/s/ Byron H. Pollitt	/s/ Charles W. Scharf

Name:	Byron H. Pollitt

Title:	Chief Financial Officer

SCHEDULE A

Type of Aircraft	U.S. Registration Number	Manufacturer Serial Number
GULFSTREAM GV-SP (550)	N107VS	5043
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